AGILYSYS REPORTS FISCAL 2017 SECOND QUARTER REVENUE OF $32.7 MILLION

Subscription Revenue Increases 46% Year over Year Reflecting Ongoing Momentum in Shift to SaaS Revenue Model

Alpharetta, GA - November 9, 2016 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2017 second quarter ended September 30, 2016.

Summary of Fiscal 2017 Second Quarter Financial Results

•	Total net revenue was $32.7 million, compared to total net revenue of $29.6 million in the comparable prior-year period.

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Recurring revenues (which are comprised of support, maintenance and subscription services) were $15.9 million, or 49% of total net revenue, compared to $14.7 million, or 49% of total net revenue, for the same period in fiscal 2016. SaaS revenues for the second quarter increased 46% year over year and comprised 24% of total recurring revenues, compared to 18% of total recurring revenues in the second quarter of fiscal 2016. Approximately 23% of Products revenue in the second quarter of fiscal 2017 was related to subscription agreements compared to approximately 13% of Products revenue in the prior-year quarter.

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Gross margin was 48.6% in the fiscal 2017 second quarter, compared to 59.3% in the prior-year period. The fiscal 2017 second quarter gross margin primarily reflects the previously disclosed impact of the amortization of software development costs for first generation versions of the Company’s rGuest® solutions which achieved general availability in the first half of fiscal 2017.

•	Net loss in the fiscal 2017 second quarter was $(2.4) million, or $(0.11) per diluted share, compared to a net loss of $(0.4) million, or $(0.02) per diluted share, in the prior-year period.

•	Adjusted EBITDA (non-GAAP) was $1.3 million, compared to Adjusted EBITDA of $1.5 million in the same period last year (see reconciliation below).

Summary of Fiscal 2017 Six Months Financial Results

•	Total net revenue was $63.6 million, compared to total net revenue of $57.1 million in the comparable prior-year period.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were $30.9 million, or 48% of total net revenue, compared to $29.6 million, or 52% of total net revenue, in the first six months of fiscal 2016. SaaS revenues for the first six months of fiscal 2017 increased 39% year over year and comprised 22% of total recurring revenues, compared to 17% of total recurring revenues in the first six months of fiscal 2016. Approximately 21% of Products revenue in the first half of fiscal 2017 was related to subscription agreements compared to approximately 11% of Products revenue in the first half of fiscal 2016.

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Gross margin was 50.4% in the first six months of fiscal 2017, compared to 59.5% in the comparable year-ago period. Gross margin for the first six months of fiscal 2017 primarily reflects the previously disclosed impact of the amortization of software development costs for first generation versions of the Company’s rGuest® solutions which achieved general availability in the first half of fiscal 2017.

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Net loss in the first six months of fiscal 2017 was $(4.7) million, or $(0.21) per diluted share, compared to a net loss of $(0.6) million, or $(0.02) per diluted share, in the first six months of fiscal 2016.

•	Adjusted EBITDA (non-GAAP) was $1.8 million, compared to Adjusted EBITDA of $2.7 million in the same period last year (see reconciliation below).

Jim Dennedy, President and CEO of Agilysys, commented, “The 10% revenue growth and 46% year-over-year growth in subscription-based revenue generated in the fiscal 2017 second quarter reflect momentum against key operating objectives. Increasing adoption of subscription licenses for both the new rGuest platform and the Company’s iconic solutions have resulted in a 135% increase in the total contract value of bookings of subscription-based business in the first six months of fiscal 2017 compared to the first six months of fiscal 2016. The continued increase in the percentage of subscription revenues in our overall revenue mix is building a stronger foundation for Agilysys as we benefit from a larger base of recurring revenue and improve our ability to create deeper and broader connections to our customers.

“We continue to implement strategies to grow the business; including goals to double market share, increase the SaaS revenues to reach 50% of total revenue mix and to maintain and grow relationships with existing customers. Evidence of our progress is reflected in the 23% year-over-year increase in the installed point of sale end points and 5% rise in the number of rooms managed by our lodging solutions. In addition, more than 50% of the 32 new customer wins in the quarter were comprised of subscription agreements, and we continue to have positive momentum with competitive displacements. Importantly, we are making substantial progress towards securing agreements with several branded hotel operators that would represent a significant expansion of our market share in the core hotel segment. Investments in both our iconic and next-generation solutions combined with a commitment to deliver a higher level of service and support to hospitality operators are the foundations for our future success and ability to grow our near and long-term results.”

Janine Seebeck, Chief Financial Officer, commented, “The investments made in our F&B and Lodging solutions are an important driver of our success in growing our customer base, increasing subscription revenue and setting the foundation for an expansion of the hospitality markets the Company addresses. Reflecting the operating performance in the first half of fiscal 2017, we continue to expect low double-digit revenue growth for fiscal 2017. A core priority for the Company is to continue to leverage our healthy balance sheet to strategically invest in additional return-focused product and enterprise enhancements to deliver on the promise of new revenue opportunities. Reflecting increasing confidence in the potential to secure several large new agreements that would expand the Company’s core hospitality business, we now expect to accelerate product, sales and marketing and infrastructure investment over the next several quarters to bring our solution suite and overall capabilities in line with the needs of the large-scale and international operations for these potential new business wins. Given the near-term return opportunity and the longer-term market position our advanced solution suite can achieve, these near-term investments are an excellent use of the Company’s balance sheet and technology development resources.”

Fiscal 2017 Outlook
Agilysys today reiterated its guidance for fiscal 2017 revenue of approximately $132 - $136 million, compared to fiscal 2016 revenue of $120 million. In addition, the Company continues to expect gross margin for fiscal 2017 to be in the low-50% range, which reflects the impact of higher cost of goods sold related to the recent general availability of first generation versions of rGuest products and a continued shift in revenue towards more subscription based sales. In addition, the Company was on track to achieve its outlook for Adjusted EBITDA to double in fiscal 2017 from fiscal 2016 Adjusted EBITDA, but the above noted accelerated investments in products, sales and marketing and infrastructure over the next several quarters will reduce previously expected Adjusted EBITDA. The Company is not able to provide a forecast for fiscal 2017 Adjusted EBITDA due to current uncertainty regarding the scope of the accelerated investments and the timing of the several large potential agreements noted above.

2017 Second Quarter Conference Call and Webcast
Agilysys is hosting a conference call and webcast today, November 9, 2016, beginning at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 97698182. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately, two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods, and include the statements under the heading “Fiscal 2017 Outlook.” These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2016. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include adjusted cash flow from operations and adjusted EBITDA. Management believes that such information can enhance investors' understanding of the company's ongoing operations. See the accompanying tables below for reconciliations of adjusted cash flow from operations and adjusted EBITDA to the comparable GAAP measures.

About Agilysys
Agilysys is a leading technology company that provides innovative point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. The company's solutions and services allow property managers to better connect, interact and transact with their customers by streamlining operations, improving efficiency, increasing guest recruitment and wallet share, and enhancing the guest experience. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. A significant portion of the company's consolidated revenue is derived from contract support, maintenance and subscription services. Agilysys operates throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA. For more information, visit www.agilysys.com.

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Investor Contact:
Janine Seebeck
Chief Financial Officer
Agilysys, Inc.
770-810-7800 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com
- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015

Net revenue:
Products	$10,731	$9,943	$20,251	$18,754
Support, maintenance and subscription services	15,906	14,665	30,854	29,564
Professional services	6,039	5,036	12,524	8,817
Total net revenue	32,676	29,644	63,629	57,135
Cost of goods sold:
Products (inclusive of developed technology amortization)	8,155	5,122	14,687	10,044
Support, maintenance and subscription services	4,394	3,842	8,250	7,337
Professional services	4,248	3,089	8,622	5,765
Total cost of goods sold	16,797	12,053	31,559	23,146
Gross profit	15,879	17,591	32,070	33,989
Gross profit margin	48.6%	59.3%	50.4%	59.5%
Operating expenses:
Product development	6,946	6,784	13,799	13,052
Sales and marketing	5,113	5,315	10,748	9,775
General and administrative	5,140	5,202	10,014	10,380
Depreciation of fixed assets	595	541	1,193	1,059
Amortization of intangibles	342	318	678	616
Restructuring, severance and other charges	—	(15)	89	(62)
Asset write-offs and other fair value adjustments	—	(175)	—	(175)
Legal settlements	85	—	85	—
Operating loss	(2,342)	(379)	(4,536)	(656)
Other (income) expense:
Interest income	(16)	(4)	(49)	(48)
Interest expense	4	5	8	13
Other expense (income), net	(12)	9	78	(23)
Loss before taxes	(2,318)	(389)	(4,573)	(598)
Income tax expense (benefit)	82	(19)	124	(44)
Net loss	$(2,400)	$(370)	$(4,697)	$(554)

Weighted average shares outstanding	22,606	22,476	22,603	22,472

Loss per share - basic and diluted:
Loss per share	$(0.11)	$(0.02)	$(0.21)	$(0.02)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	September 30, 2016	March 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$51,629	$60,608
Accounts receivable, net of allowance for doubtful accounts of $492 and $617, respectively	16,139	22,017
Inventories	2,317	2,692
Prepaid expenses and other current assets	8,992	10,184
Total current assets	79,077	95,501
Property and equipment, net	14,001	14,197
Goodwill	19,622	19,622
Intangible assets, net	8,553	8,576
Software development costs, net	47,469	44,215
Other non-current assets	2,643	3,046
Total assets	$171,365	$185,157

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,250	$7,761
Deferred revenue	25,412	33,241
Accrued liabilities	9,545	12,980
Capital lease obligations, current	120	118
Total current liabilities	44,327	54,100
Deferred income taxes, non-current	3,184	3,075
Capital lease obligations, non-current	165	215
Other non-current liabilities	4,182	4,294
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,152,224 and 22,942,586 shares outstanding at September 30, 2016 and March 31, 2016, respectively	9,482	9,482
Treasury shares, 8,454,607 and 8,664,245 at September 30, 2016 and March 31, 2016, respectively	(2,537)	(2,600)
Capital in excess of stated value	(6,970)	(7,645)
Retained earnings	119,716	124,413
Accumulated other comprehensive loss	(184)	(177)
Total shareholders' equity	119,507	123,473
Total liabilities and shareholders' equity	$171,365	$185,157

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
(In thousands)	September 30,
	2016	2015

Operating activities
Net loss	$(4,697)	$(554)
Adjustments to reconcile net loss to net cash used in operating activities
Net restructuring, severance and other charges	(286)	(443)
Net legal settlements	(15)	—
Asset write-offs and other fair value adjustments	—	(175)
Depreciation	1,193	1,059
Amortization	678	616
Amortization of developed technology	3,399	511
Deferred income taxes	110	76
Share-based compensation	841	1,400
Change in cash surrender value of company owned life insurance policies	(10)	—
Changes in operating assets and liabilities:
Accounts receivable	5,862	8,398
Inventories	371	(583)
Prepaid expense	534	119
Accounts payable	1,284	(7,110)
Deferred revenue	(6,765)	(5,748)
Accrued liabilities	(2,525)	2,582
Income taxes payable	(33)	(59)
Other changes, net	(125)	(313)
Net cash used in operating activities	(184)	(224)

Investing activities
Capital expenditures	(1,487)	(2,280)
Capitalized software development costs	(6,609)	(9,931)
Investments in corporate-owned life insurance policies	(1)	(21)
Net cash used in investing activities	(8,097)	(12,232)

Financing activities
Payments to settle contingent consideration arising from business acquisition	(197)	—
Repurchase of common shares to satisfy employee tax withholding	(404)	(435)
Principal payments under long-term obligations	(56)	(20)
Net cash used in financing activities	(657)	(455)
Effect of exchange rate changes on cash	(41)	(55)
Net decrease in cash and cash equivalents	(8,979)	(12,966)
Cash and cash equivalents at beginning of period	60,608	75,067
Cash and cash equivalents at end of period	$51,629	$62,101

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$223	$369
Accrued capitalized software development costs	1,003	938
Leasehold improvements acquired under operating lease arrangement	—	997

AGILYSYS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(UNAUDITED)

(In thousands)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net loss	$(2,400)	$(370)	$(4,697)	$(554)
Income tax expense (benefit)	82	(19)	124	(44)
Loss before taxes	(2,318)	(389)	(4,573)	(598)
Depreciation of fixed assets	595	541	1,193	1,059
Amortization of intangibles	342	318	678	616
Amortization of developed technology	2,133	255	3,399	511
Interest (income) expense	(12)	1	(41)	(35)
EBITDA (b)	740	726	656	1,553
Share-based compensation	495	996	841	1,400
Restructuring, severance and other charges	—	(15)	89	(62)
Asset write-offs and other fair value adjustments	—	(175)	—	(175)
Other non-operating (income) expense	(12)	9	78	(23)
Legal settlements	85	—	85	—
Adjusted EBITDA (a)	$1,308	$1,541	$1,749	$2,693

(a) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(b) EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization

AGILYSYS, INC.
RECONCILIATION OF OPERATING CASH FLOWS TO
ADJUSTED CASH FLOWS FROM OPERATIONS
(UNAUDITED)

	Six Months Ended
(In thousands)	September 30,
	2016	2015
Operating activities:
Net cash used in operating activities	$(184)	$(224)
Non-recurring cash items:
Payments for restructuring, severance and other charges	371	381
Payments for legal settlements	100	—
Adjusted cash provided by operating activities (a)	$287	$157

(a) Non-GAAP financial measure